EXHIBIT 99.1

News Release                                                              [LOGO]
--------------------------------------------------------------------------------
                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220



     Centennial Communications Announces Solid Fiscal First-Quarter Results;
     -----------------------------------------------------------------------
  Balanced Success Across All Businesses Continues to Support Strong Cash Flow
  ----------------------------------------------------------------------------


     o Fiscal first-quarter income from continuing operations of $0.14 per diluted share, compared to income of $0.10 per diluted share from continuing operations in the prior-year quarter

     o Fiscal first-quarter consolidated adjusted operating income from continuing operations of $94.2 million, compared to $91.6 million in the prior-year quarter which benefited from approximately $5.5 million of USF support related to prior periods

     o Fiscal first-quarter consolidated revenue from continuing operations of $237.2 million, up 9 percent year-over-year from $216.8 million

WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported income from continuing operations of $14.6 million, or $0.14 per diluted share, for the fiscal first quarter of 2006 as compared to income from continuing operations of $10.5 million, or $0.10 per diluted share, in the fiscal first quarter of 2005. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal first quarter was $94.2 million, as compared to $91.6 million for the prior-year quarter which benefited from approximately $5.5 million of Universal Service Fund (USF) support related to prior periods.

"We set a course years ago to develop a clear brand message guided by understanding local market needs," said Michael J. Small, Centennial's chief executive officer. "We remain focused on building our local markets and are encouraged by early evidence of renewed postpaid subscriber growth in our U.S. markets."

Centennial reported fiscal first-quarter consolidated revenue from continuing operations of $237.2 million, which included $107.8 million from U.S. wireless and $129.4 million from Caribbean operations. Consolidated revenue from continuing operations grew 9 percent versus the fiscal first quarter of 2005. The Company ended the quarter with 1.31 million total wireless subscribers, which compares to 1.08 million for the year-ago quarter and 1.24 million for the previous quarter ended May 31, 2005. The Company reported 320,200 total access lines and equivalents for the fiscal first quarter.

"Our consistent ability to execute continues to support strong cash flow generation across all of our businesses," said Centennial chief financial officer Thomas J. Fitzpatrick. "Our financial flexibility and strength and solid operating momentum will continue to provide opportunities."


OTHER HIGHLIGHTS
----------------

     o On August 26, 2005, Centennial announced that it entered into a new long-term roaming agreement with T-Mobile USA, Inc. The impact of this roaming agreement was considered when the Company provided its outlook for the 2006 fiscal year.

     o On September 19, 2005, the Company announced that it engaged Lehman Brothers and Evercore Partners as financial advisors to assist it in evaluating a range of possible strategic and financial alternatives. There can be no assurance that the Company will undertake any particular action as a result of such evaluation.

     o On September 23, 2005, Centennial announced that Carlos T. Blanco was named President of Centennial de Puerto Rico. Blanco will have operational responsibility for Puerto Rico's wireless and broadband businesses, leading the customer service, marketing, network engineering and sales teams.


CENTENNIAL SEGMENT HIGHLIGHTS
-----------------------------

     U.S. Wireless Operations

     o Revenue was $107.8 million, a 5 percent increase from last year's first quarter. Roaming revenue increased 59 percent from the prior-year quarter as a result of increased traffic from robust growth in GSM minutes. Due to recent strong performance, Centennial expects growth in roaming revenues during fiscal 2006, but anticipates that roaming revenue will remain a small percentage of consolidated revenue in future periods.

     o AOI was $40.7 million, a 15 percent year-over-year decrease, representing an AOI margin of 38 percent. AOI growth was pressured by approximately $5.5 million of USF support recorded during last year's first quarter that related to prior periods. Increased equipment expense associated with handset upgrades and costs related to increased minutes-of-use also pressured margins during the quarter, but growth in roaming revenue partially offset the effect of these expense increases.

     o U.S. wireless ended the quarter with 592,600 total subscribers including 43,200 wholesale subscribers. This compares to 564,900 for the year-ago quarter including 13,500 wholesale subscribers and to 586,000 for the previous quarter ended May 31, 2005 including 39,300 wholesale subscribers. At the end of the fiscal first quarter, approximately 46 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid retail subscribers increased 4,600 from the fiscal fourth quarter of 2005, as the build-out of contiguous footprint in Grand Rapids and Lansing, MI supported renewed subscriber growth.

     o Capital expenditures were $9.6 million for the fiscal first quarter as U.S. wireless continued to build out its network and distribution channels in Grand Rapids and Lansing, MI.

     Caribbean Wireless Operations

     o Revenue was $95.8 million, an increase of 15 percent from the prior-year first quarter, driven primarily by solid subscriber growth.

     o Average revenue per user (ARPU) was $46, a 16 percent decline from the year-ago period, due to the continued impact of robust prepaid subscriber growth in the Dominican Republic. Postpaid ARPU in Puerto Rico remained above $70.

     o AOI totaled $36.8 million, a 14 percent year-over-year increase, representing an AOI margin of 38 percent. AOI was favorably impacted by solid subscriber growth during the quarter.

     o Caribbean wireless ended the quarter with 715,000 subscribers, which compares to 516,700 for the prior-year quarter and to 658,800 for the previous quarter ended May 31, 2005. Customer growth benefited from strong prepaid subscriber growth in the Dominican Republic, partially offset by weak postpaid subscriber growth due to higher involuntary churn in Puerto Rico and higher overall churn in the Dominican Republic as Centennial has shifted its marketing emphasis from postpaid plans to prepaid and hybrid plans in the Dominican Republic.

     o    Capital expenditures were $10.3 million for the fiscal first quarter.

     Caribbean Broadband Operations

     o Revenue was $36.7 million, an increase of 9 percent year-over-year, driven by strong access line growth.

     o AOI was $16.7 million, a 46 percent year-over-year increase, representing an AOI margin of 46 percent. AOI increased primarily due to strong access line growth, increased intercarrier compensation revenue and reduced termination expenses due to lower per minute access rates.

     o Switched access lines totaled approximately 64,700 at the end of the fiscal first quarter, an increase of 10,700 lines, or 20 percent from the prior-year quarter. Dedicated access line equivalents were 255,500 at the end of the fiscal first quarter, a 14 percent year-over-year increase.

     o    Wholesale   termination   revenue  was  $6.6  million,  a  13  percent
          year-over-year decrease, primarily driven by a decline in southbound terminating traffic to the Dominican Republic.

     o    Capital expenditures were $6.8 million for the fiscal first quarter.



DEFINITIONS AND RECONCILIATION
------------------------------

(1) Adjusted operating income is defined as net income before (income) loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other expense, interest expense, net, (gain) loss on disposition of assets, and depreciation and amortization. Please refer to the schedule below for a reconciliation of consolidated net income to adjusted operating income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of net income to adjusted operating income:

                                                           THREE MONTHS ENDED
                                                               AUGUST 31,
                                                        ------------------------
                                                         2005             2004
                                                        -----------  -----------
Net income........................................      $    14,675  $     8,467
Net (income) loss from discontinued operations....             (65)        1,996
Income from equity investments....................            (108)        (145)
Minority interest in income of subsidiaries.......              212          226
Income tax expense................................           12,802       14,110
Other expense.....................................                6          878
Interest expense, net.............................           33,995       36,479
                                                  -----------------  -----------
Operating income..................................           61,517       62,011
(Gain) loss on disposition of assets..............             (85)          432
Depreciation and amortization.....................           32,751       29,158
                                                  -----------------  -----------
Adjusted operating income.........................      $    94,183  $    91,601
                                                  =================  ===========

CONFERENCE CALL INFORMATION
---------------------------

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, October 6, 2005. Callers can dial 800-289-0494 to access the call. The conference call will also be simultaneously webcast on Centennial's Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, October 6 through Thursday, October 20 at both Centennial's Investor Relations website and www.streetevents.com. Callers can also dial (888) 203 1112, Access Code 1147322 to access an audio replay of the conference call.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                 August 31, 2005
                      ($000's, except per subscriber data)


                                                        ------------------------
                                                          Three Months Ended
                                                          Aug-05      Aug-04
                                                        ------------------------
U.S. WIRELESS
-------------

Postpaid Wireless Subscribers                                534,600     531,800
Prepaid Wireless Subscribers                                  14,800      19,600
                                                              ------      ------
Retail Subscribers                                           549,400     551,400
Wholesale Subscribers                                         43,200      13,500
                                                              ------      ------
Total Wireless Subscribers                                   592,600     564,900
Total Wireless Gross Adds                                     47,100      44,300
Net Gain (Loss) - Retail Subscribers                           2,800     (3,600)
Net Gain - Wholesale Subscribers                               3,800       5,500
Net Gain - Total Subscribers                                   6,600       1,900
GSM as a % of Retail Subs                                      46.2%        8.1%
Revenue per Average Wireless Customer (1) (2)                    $65         $62
Retail Revenue Per Average Wireless Customer (3)                 $49         $52
Roaming Revenue                                              $21,225     $13,308
Retail Penetration (4) (5)                                      6.4%        9.0%
Postpaid Churn - Wireless (6)                                   2.1%        2.1%
Prepaid & Postpaid Churn - Wireless                             2.5%        2.6%
Monthly MOU's per Wireless Customer                              688         518
Cost to Acquire (7)                                             $323        $347
Capital Expenditures                                          $9,551      $9,351

CARIBBEAN
---------

Postpaid Wireless Subscribers                                413,700     379,000
Prepaid Wireless Subscribers                                 301,300     137,700
                                                             -------     -------
Total Wireless Subscribers                                   715,000     516,700
Total Wireless Gross Adds                                    137,700      75,200
Net Gain  - Wireless Subscribers                              56,200      20,500
Revenue per Average Wireless Customer (1)                        $46         $55
Penetration - Total Wireless (4)                                5.5%        4.0%
Postpaid Churn - Wireless (6)                                   3.2%        2.4%
Prepaid  Churn - Wireless (6)                                   5.2%        6.8%
Prepaid & Postpaid Churn - Wireless (6)                         4.0%        3.6%
Monthly MOU's per Wireless Customer                              844         947
Fiber Route Miles - Continuing Operations                      1,201       1,134
Switched Access Lines                                         64,700      54,000
Dedicated Access Line Equivalents                            255,500     224,800
On-Net Buildings                                               1,497       1,237
Capital Expenditures - Wireless Continuing Operations        $10,307     $12,939
Capital Expenditures - Broadband Continuing Operations        $6,807      $5,156
                                                              ------      ------
Capital Expenditures - Total Caribbean Continuing Operations $17,114     $18,095
                                                             =======     =======

REVENUES
--------

U.S. Wireless                                               $107,826    $103,067
                                                            --------    --------
Caribbean - Wireless                                         $95,800     $83,005
Caribbean - Broadband                                        $36,669     $33,509
Caribbean - Intercompany                                    ($3,052)    ($2,799)
                                                             -------     -------
Total Caribbean                                             $129,417    $113,715
                                                            --------    --------
Consolidated - Continuing Operations                        $237,243    $216,782
                                                            ========    ========

Adjusted Operating Income (8)
-----------------------------

U.S. Wireless                                                $40,653     $47,953
                                                             -------     -------
Caribbean - Wireless                                         $36,833     $32,238
Caribbean - Broadband                                        $16,697     $11,410
                                                             -------     -------
Total Caribbean                                              $53,530     $43,648
                                                             -------     -------
Consolidated - Continuing Operations                         $94,183     $91,601
                                                             =======     =======

NET DEBT
--------

Total Debt Less Cash and Cash Equivalents                 $1,480,200  $1,678,200


(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue including roaming revenue by the average retail customers for such period.
(2) August 2004 revenue per average wireless customer includes $5.5 million of Universal Service Fund (USF) revenue related to prior quarters. Revenue per average wireless customer excluding this $5.5 million of USF revenue is $59.
(3) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.
(4) The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.
(5) August 2005 includes approximately 2.5 million incremental POPs acquired during fiscal 2005.
(6) Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.
(7) Cost to acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.
(8)  Adjusted  operating  income  is  defined  as  net  income  before  (income)
     loss)from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other expense, interest expense, net, (gain) loss on disposition of assets and depreciation and amortization.

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                                         Three Months Ended
                                                                -------------------------------------
                                                                    August 31,           August 31,
                                                                      2005                 2004
                                                                ----------------     ----------------

REVENUE:
     Service revenue                                            $        228,223     $        210,356
     Equipment sales                                                       9,020                6,426
                                                                ----------------     ----------------
                                                                         237,243              216,782
                                                                ----------------     ----------------

COSTS AND EXPENSES:
     Cost of services                                                     49,180               41,490
     Cost of equipment sold                                               25,182               21,326
     Sales and marketing                                                  25,550               24,624
     General and administrative                                           43,148               37,741
     Depreciation and amortization                                        32,751               29,158
     (Gain) loss on disposition of assets                                   (85)                  432
                                                                ----------------     ----------------
                                                                         175,726              154,771
                                                                ----------------     ----------------

OPERATING INCOME                                                          61,517               62,011
                                                                ----------------     ----------------

INTEREST EXPENSE, NET                                                   (33,995)             (36,479)
OTHER EXPENSE                                                                (6)                (878)
                                                                ----------------     ----------------

INCOME FROM CONTINUING OPERATIONS BEFORE
         INCOME TAX EXPENSE, MINORITY INTEREST
         IN INCOME OF SUBSIDIARIES AND INCOME FROM
         EQUITY INVESTMENTS                                               27,516               24,654

INCOME TAX  EXPENSE                                                     (12,802)             (14,110)
                                                                ----------------     ----------------

INCOME FROM CONTINUING OPERATIONS
         BEFORE MINORITY INTEREST IN INCOME
         OF SUBSIDIARIES AND INCOME FROM
         EQUITY INVESTMENTS                                               14,714               10,544

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                                (212)                (226)
INCOME FROM EQUITY INVESTMENTS                                               108                  145
                                                                ----------------     ----------------

INCOME FROM CONTINUING OPERATIONS                                         14,610               10,463

Discontinued operations:
Loss                                                                           -              (2,425)
Gain on disposition                                                          100                    -
Tax (expense) benefit                                                       (35)                 429
                                                                ----------------     ----------------
Net income (loss) from discontinued operations                                65              (1,996)
                                                                ================     ================

NET INCOME                                                      $         14,675     $          8,467
                                                                ================     ================

EARNINGS (LOSS) PER SHARE:
     BASIC
        EARNINGS PER SHARE FROM CONTINUING OPERATIONS           $           0.14     $           0.10
        INCOME (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS                0.00     $         (0.02)
                                                                ----------------     ----------------
        NET INCOME PER SHARE                                    $           0.14     $           0.08
                                                                ================     ================

     DILUTED
        EARNINGS PER SHARE FROM CONTINUING OPERATIONS           $           0.14     $           0.10
        INCOME (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS                0.00     $         (0.02)
                                                                ----------------     ----------------
        NET INCOME PER SHARE                                    $           0.14     $           0.08
                                                                ================     ================

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
        BASIC                                                            104,108              103,213
                                                                ================     ================
        DILUTED                                                          106,876              104,281
                                                                ================     ================

ABOUT CENTENNIAL
----------------

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with over 1.3 million wireless subscribers and 320,000 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please
visit         our          websites          http://www.centennialwireless.com/,
http://www.centennialpr.com/ and http://www.centennialrd.com/


SAFE HARBOR PROVISION
---------------------

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which permits the wireless phone numbers that we allocate to our customers to be portable when our customers switch to another carrier; our ability to successfully deploy and deliver wireless data services to our customers; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry, including changes in the level of support provided to us by the Universal Service Fund; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital;

and the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                                       ###